Exhibit 10(a)55
January 28, 2016

Via E-mail Delivery To Counsel

A. Christopher Bakken III

Dear Chris:

On behalf of Entergy Services, Inc. (“ESI”), we are pleased to offer you the System Management Level 2 position of Executive Vice President, Nuclear Operations - Chief Nuclear Officer (“CNO”), reporting to the Chief Executive Officer, on the terms and conditions provided in this agreement (“Agreement”), contingent upon your election to the position of CNO by the Entergy Corporation Board of Directors (“Board”), and with the compensation described herein, as approved by the Personnel Committee of the Board (the “Personnel Committee”). The terms in this Agreement shall supersede any other oral or written employment offers, representations, agreements or communications that, prior to the execution of this Agreement, you may have received from, or entered into with, any affiliate or subsidiary of Entergy Corporation (collectively; the “Entergy System,” and each an “Entergy System Company”) or representative of an Entergy System Company related to Entergy System Company employment. You acknowledge that any such prior offers, representations, agreements or communications are without effect. We are pleased to make this offer and look forward to you joining the Entergy System team.

1.
Pre-Employment Contingencies. Your first day of employment with ESI is anticipated to be April 6, 2016. Your actual start date will be determined upon your formal acceptance of this offer within the time limitation set forth in Section 8 of this Agreement and upon your timely compliance with any and all hiring and employment policies, practices and procedures of ESI, including, but not limited to, successful completion of a company-arranged medical drug screen analysis; favorable security background check, reference check and credit report; successful completion of all requirements necessary to obtain and maintain authorization for unescorted access to Entergy System Company nuclear plant sites; and the execution of any forms provided by ESI in connection with its policies, practices and procedures. The effective date of your ESI employment shall be April 6, 2016 or such later date in April 2016 upon which you meet all of these contingencies and begin work (“ESI Hire Date”). As further conditions of employment, you agree that you will present suitable documentation to ESI of your identity and employment eligibility (1-9 INS certification) no later than your first day of employment.

2.
Employment, Compensation and Benefits. Your employment with ESI or any other Entergy System Company employer (“Employer”) shall be at will, and as an employee of an Entergy System Company, you agree to comply with all applicable policies and procedures of the Entergy System as in effect and as may be amended from time to time. As CNO, your primary work location is anticipated to be Jackson, Mississippi. Your compensation, benefits and incentive package will be as follows, subject to required approvals:

a.
Salary. Your bi-weekly rate of pay shall be TWENTY-THREE THOUSAND TWO HUNDRED SIXTY-NINE AND 23/100 DOLLARS ($23,269.23) or such amount as may be approved from time to time by the Personnel Committee in its sole discretion, while you are employed in accordance with this Agreement (subject to all appropriate withholdings or other deductions required by law or by your Employer’s established policies), payable in accordance with your Employer’s payroll practices.

b.
Sign-On Bonus. If all of the conditions and contingencies set forth in Section 1 are met and you become employed by and begin work with ESI under this Agreement, then ESI will pay you in a single lump sum, as soon as reasonably practicable after the ESI Hire Date, an amount equal to SIX HUNDRED FIFTY THOUSAND AND 0/100 DOLLARS ($650,000), subject to federal, state and local tax withholdings and deductions and other appropriate withholdings and deductions that may apply (the “Sign -On Bonus”). Although you are not being employed for a term and are an at-will employee, you agree that ESI will not have received adequate consideration for the Sign-On Bonus if, within twelve (12) months after your ESI Hire Date, either (i) you voluntarily resign your Entergy System employment or (ii) your Employer involuntarily terminates your employment for any of the following reasons: (A) embezzlement, theft, larceny, material fraud, or other acts of dishonesty; (B) failure by you to attempt in good faith to perform your duties in a quality and professional manner; (C) material neglect or intentional disregard of your duties; (D) any material violation by you of any Entergy System Company policy or procedure, the Code of Entegrity, as any such document may be amended from time to time, or any applicable law or regulation; (E) indictment for, conviction of, or entry of a plea of guilty or nolo contendere to a felony crime or to any other crime that has or may have a material adverse effect on your ability to carry out your duties or upon the reputation of any Entergy System Company; (F) insubordination; (G) willful misconduct having or, in the discretion of the Board, that would have an adverse impact economically or reputation-wise on any Entergy System Company; (H) violation by you of any agreement you have with any Entergy System Company; or (I) unauthorized disclosure by you of confidential or proprietary information of any Entergy System Company or other breach of a restrictive covenant described in Section 3 of this Agreement (each of (i) and (ii) a “Repayment Event”). Accordingly, you agree that if within twelve months of your ESI Hire Date a Repayment Event should occur, you will repay your Employer the Sign-On Bonus, net of any federal, state or local taxes owed by you with respect to such repayment amount. Upon a Repayment Event, should you fail to timely repay the Sign-On Bonus and Employer is successful in any legal proceeding to collect such repayment, you agree to pay all expenses, costs and attorneys’ fees reasonably incurred by Employer in seeking repayment from you of the Sign-On Bonus.

c.
Restricted Stock Unit Grant. If all of the conditions and contingencies set forth in Section 1 are met and you become employed by and begin work with ESI under this Agreement, then, subject to your execution on or after your ESI Hire Date of a restricted stock unit agreement in the form approved by the Personnel Committee, you will be granted, effective on your ESI Hire Date a grant of restricted stock units under the 2015 Equity Ownership Plan of Entergy Corporation and Subsidiaries (the “Equity Plan”) with respect to 30,000 shares of common stock of Entergy Corporation (the “Restricted Units”), which grant shall be governed by the terms and conditions of the Equity Plan and the applicable grant agreement. Except as otherwise provided in the grant agreement, one- third of all Restricted Units so granted will vest on each of the third, sixth, and ninth anniversaries of the effective date of grant if you are an active Entergy System Company employee through, and are otherwise eligible to vest on, each such date, as set forth in the grant agreement.

As a System Management Level 2 employee, you must achieve, and then maintain, in accordance with the “Entergy Executive Stock Ownership Guidelines,” as amended from time to time (the “Guidelines”), ownership of Entergy Corporation common stock with a value equal to at least three (3) times your base salary. In addition to stock ownership guidelines and any other terms and conditions of your grant, you are also subject to trading window requirements.

d.
Additional Incentive Compensation and Benefits. While you are an ESI employee, you may participate in all Entergy Corporation sponsored qualified employee benefit plans, welfare benefit plans, programs and policies of ESI or in which ESI is a participating employer and for which you are eligible to participate, in accordance with the terms and conditions of such plans and programs as in effect and as may be amended from time to time or terminated. Certain of these benefits are described in the document entitled “Entergy Benefits at a Glance,” a copy of which has been provided to you. As of the date hereof, such plans and programs include, but are not limited to, the tax-qualified 401(k) savings plan, the Entergy Corporation Cash Balance Plan for Nonbargaining Employees (a tax-qualified cash balance retirement plan), the Entergy Benefits Plus welfare benefit plans (medical, dental, vision, LTD, life insurance, FSA, and cafeteria plans) and the Executive Disability Plan. Your participation in some or all of these plans and programs is contingent upon your satisfaction of necessary terms and conditions and fulfillment of any required actions for participation, including, but not limited to, your timely election, completion of an accepted participant application, or other actions as determined by the plan administrator. No benefits provided to you shall in any way alter or affect the terms and conditions of any Entergy System Company sponsored or maintained employee benefit plans and programs in which you may otherwise be eligible to participate, and your eligibility to participate in any such plans or programs will be determined in accordance with the terms and conditions of such plans and programs, as in effect and as may be amended from time to time, or terminated. Entergy Corporation reserves the right to amend and/or terminate any of the benefits plans, programs and arrangements it sponsors at any time, in its sole discretion, subject to the terms of any such plan, program or arrangement. Notwithstanding anything in this Agreement to the contrary, including the provisions concerning relocation benefits in Section 2(d)(vii), you further agree that this Agreement does not entitle you to any tax gross up payments.

As an ESI employee, you may become eligible for the following additional benefits in accordance with the terms and conditions of the applicable plans, policies or arrangements, as any such document may be amended from time to time; provided, however, that a start date other than as anticipated in this Agreement may alter the terms of your participation and that your participation is subject to the right of Entergy Corporation to amend or terminate any such plans or programs in its sole discretion at any time in accordance with the terms of any such plans or programs. You shall have the rights to indemnification provided to officers by the Bylaws of Entergy Corporation, as they may be amended from time to time, and you shall be covered by Entergy Corporation’s Director and Officers’ liability protection insurance, as in effect from time to time, to the same extent as other similarly situated executive officers of Entergy Corporation. Further, as an executive officer, your compensation shall be subject to determination and approval of the Personnel Committee.

i.
Entergy Executive Annual Incentive Plan. Beginning in calendar year 2016, you will become eligible to participate in the Executive Annual Incentive Plan (“EAIP”), in accordance with its terms and conditions as in effect and as may be amended from time to time, with a target value of seventy percent (70%) of your annual base salary. Provided that a minimum achievement level under the EAIP is reached, the actual award will be calculated as a percentage of your base salary. Actual awards are 100% discretionary, and any EAIP award to you as a member of the Office of the Chief Executive is subject to determination and approval of the Personnel Committee. Any payout under the EAIP, if earned, will be made in the first quarter of the following calendar year in accordance with the terms of the EAIP.

ii.
Entergy Long Term Incentive Program. During your Entergy System Company employment, you will be eligible to participate in the Long Term Incentive Program (“LTIP”) under the Equity Plan, subject to its terms and conditions as in effect and as may be amended from time to time and as may be determined in the sole discretion of the Personnel Committee. The LTIP provides participants with performance units (each “Performance Unit” representing one share of Entergy Corporation common stock) that will be earned by achieving pre-approved Entergy Corporation goals, as established by the Personnel Committee, for the applicable thirty-six month performance period. Subject to the terms and conditions of the Equity Plan and applicable grant terms, you are expected to be eligible, based on a full thirty-six (36) months of participation, for a target LTIP award for the 2017-2019 performance period that is expected to be established by the Personnel Committee in early 2017 and communicated to you at that time. Additionally, you are expected to be eligible for pro-rated awards with respect to certain prior LTIP performance periods. Subject to the terms and conditions of the Equity Plan and applicable grant terms, you are expected to be eligible, based on a full thirty-six (36) months of participation, for a target LTIP award of 6550 Performance Units and with a maximum opportunity of 200% of that LTIP target - prorated for the portion of the 2015-2017 performance period during which you are employed at System Management Level 2 by the Entergy System; and a target LTIP award that is anticipated to be determined by the Personnel Committee in late January 2016 for the portion of the 2016- 2018 performance period during which you are employed at System Management Level 2 by the Entergy System. The 2015-2017 and 2016-2018 performance cycles will be prorated based on the number of full months you are employed at System Management Level 2 with ESI or any other participating Entergy System Company during the applicable thirty-six (36) month performance period. To be eligible for the LTIP cycles identified above, your employment must commence on or prior to January 1 of the final year of the three-year performance cycle.

iii.
Entergy Annual Stock Option Program. During your Entergy System Company employment, you are expected to be eligible, on an annual basis starting in 2017, to receive stock option grants under the Equity Plan in accordance with its terms and conditions as in effect and as may be amended from time to time and as may be determined in the sole discretion of the Personnel Committee. The 2017 target grant will be established by the Personnel Committee in early 2017. Although it is anticipated that one-third of all options granted will vest on the first, second and third anniversaries of the date of grant if you are an active Entergy System Company employee and otherwise eligible to vest through each such date, the vesting schedule and other grant terms will be established in accordance with the terms of the Equity Plan, as specified in the applicable grant agreement.

iv.
Annual Restricted Stock Program. During your Entergy System Company employment, and beginning in 2017, you are expected to be eligible to participate in the annual restricted stock program under the Equity Plan in accordance with its terms and conditions as in effect and as may be amended from time to time and as may be determined in the sole discretion of the Personnel Committee. The 2017 target grant will be established in early 2017. Although it is anticipated that one-third of all restricted shares of Entergy Corporation common stock granted under the program will vest on the first, second and third anniversaries of the date of grant (provided you are an active Entergy System Company employee and otherwise eligible to vest through each such date), the vesting schedule and other grant terms will be established by the Personnel Committee in its discretion and as specified in the applicable grant agreement. Dividends accrue on restricted stock if declared on the common stock generally (subject to the same vesting requirements) and are converted to additional shares or paid in cash in the discretion of the Personnel Committee.

v.
Entergy Nuclear Retention Plan. As CNO, you are expected to be eligible to participate in the Entergy Nuclear Retention Plan (“ENRP”), subject to its terms and conditions, as may be amended from time to time, the approval of the plan administrator for the ENRP, and the approval of the Personnel Committee. Your participation in the ENRP is expected to be effective on the first day of the calendar month following your ESI Hire Date, with an award target for the three-year performance period beginning on the date of your enrollment in the ENRP that is equal to thirty percent (30%) of your base salary, and with eligibility for up to three (3) cash award payments with respect to the three-year performance period, one each on the first, second and third anniversary dates of your commencement of participation in the ENRP.

vi.
Vacation. Starting in 2017, you will be eligible for 200 hours of vacation annually, subject to all other terms and conditions of the Entergy System vacation policy, as it may be amended from time to time. In 2016, your vacation allowance under the policy shall be 200 hours prorated based on your ESI Hire Date.

vii.
Relocation Assistance. Subject to the terms and conditions of Entergy’s “Relocation Assistance Policy for Exempt Internal Transfers & New Hires RL 21 and Above” (“Relocation Policy”), you will be eligible for certain relocation benefits in connection with your relocation, including the direct purchase from you of your home in Pennsylvania after your ESI Hire Date, with such adjustments to the Relocation Policy as are authorized in writing by the Sr. V.P., HR and Chief Diversity Officer, subject to a total maximum $250,000 of relocation benefits, exclusive of any amount attributable to the direct purchase of your existing home and the pre-employment travel described in this subsection (the “Maximum Relocation Amount”), such maximum amount as approved by the Personnel Committee. As part of the relocation benefits, you and your spouse will be allowed to use an Entergy System Company airplane (“Company Aircraft”), subject to availability of such Company Aircraft, for travel for relocation purposes between Pennsylvania and Jackson, Mississippi, for no more than 3 round trips prior to your ESI Hire Date. You agree that you will be responsible for all taxes on any income imputed to you for your or your spouse’s use of the Company Aircraft. As part of the relocation benefits, Employer will reimburse you reasonable attorneys’ fees incurred by you in connection with your negotiation of the terms of this Agreement, which amount shall count against the total maximum dollar amount of relocation benefits approved by the Personnel Committee and shall be subject to a separate, individual maximum amount of $25,000. These Relocation Program benefits will be initiated after you have officially accepted the position and have fulfilled all requirements and received all required approvals to participate in such program, including the execution of any required documents (e.g., a relocation repayment agreement requiring repayment within one (1) year of your employment commencement date in accordance with the Relocation Policy). You agree that, with respect to any relocation benefit, you will not receive any tax gross up payments over and above the tax gross up payments to which you would be entitled on standard relocation benefits provided under the Relocation Policy. A packet of information detailing relocation benefits under the Relocation Policy has been provided to you.

viii.
Nonqualified Retirement Benefit. You are expected to be offered participation in the Cash Balance Equalization Plan of Entergy Corporation and Subsidiaries (“CBEP”), subject to its terms and conditions as in effect and as may be amended from time to time. The CBEP is a non-qualified pension restoration plan that mirrors several key provisions of the Entergy Corporation Cash Balance Plan for Non-bargaining Employees, without regard to certain IRS compensation and benefits limits placed upon tax- qualified plans. To the extent your benefit payment under the Entergy Corporation Cash Balance Plan for Non-bargaining Employees is affected by these limits, the CBEP restores that otherwise lost benefit.

ix.
Change in Control Protection. You will be eligible to participate in the System Executive Continuity Plan of Entergy Corporation and Subsidiaries (“SECP”) in accordance with its terms and conditions as in effect and as may be amended from time to time. Under the SECP, should your employment terminate as a result of a “Qualifying Event” (as defined in the SECP), you may be entitled to certain termination benefits, including a single-sum cash payment equal to 2.99 times the sum of your Base Salary and the higher of either your Target Award or actual award for the fiscal year immediately preceding the fiscal year in which you are separated (as those terms are defined in the SECP), subject to certain qualifications, conditions, limitation, and forfeiture provisions described in the SECP.

x.
Use of Company Aircraft. You will be permitted the use of a Company Aircraft, subject to the availability thereof and to the terms and conditions of Entergy’s Business Travel Policy and Corporate Aircraft Scheduling Section policies and procedures and any successor policies thereto, as those documents may be amended from time to time (“Travel Policies”). Subject to the availability of a Company Aircraft and the terms and conditions of the Travel Policies, your spouse will be permitted to accompany you on a Company Aircraft when you are travelling for business reasons to or from the Northeast and to make a stop in Lancaster, Pennsylvania, provided that such stop does not interfere with the business purpose of the trip. You agree that you will be responsible for all taxes on any income imputed to you for such use of a Company Aircraft.

3.	Restrictive Covenants. In consideration of your employment by Employer, you hereby agree to the following restrictive covenants:

a.
Confidentiality. You acknowledge that your position will be one that places you in a unique position of confidence and trust with respect to the Entergy System and provides you with access to non-public confidential information of the Entergy System Companies. You acknowledge that the Entergy System has expended and will continue to expend substantial amounts of time, money and effort to develop effective business and regulatory strategies, methodologies and technology, to build good employee, customer, regulatory and supplier relationships and goodwill, and to build an effective organization. You acknowledge that Employer has a legitimate business interest and right in protecting the Entergy System’s Confidential Information and that the Entergy System would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of the Entergy System’s business and regulatory strategies or its employee, regulatory, supplier and customer relationships and goodwill. You therefore agree that, from the date of your execution of this Agreement and during your employment or other service with any Entergy System Company and at all times thereafter, you shall hold in a fiduciary capacity for the benefit of the Entergy System and, other than as authorized by an Entergy System Company, as required by law, in the proper performance of your duties and responsibilities, or as otherwise provided in this Section 3a, you shall not disclose, directly or indirectly, to any person or entity or use for any purpose other than the furtherance of your duties, responsibilities and obligations to Entergy and any other Entergy System Company, any Confidential Information without the prior written consent of the Chief Executive Officer of Entergy Corporation. For purposes of this Agreement, “Confidential Information” means any and all information and knowledge regarding (i) the Entergy System’s utility business, including the generation, transmission, brokering, marketing, distribution, sale and delivery of electric power or generation capacity (through regulated utilities or otherwise), and its natural gas distribution business, (ii) the Entergy Wholesale Commodities business, including the ownership, development, management or operation of power plants and power generation facilities (including, without limitation, nuclear power plants) and the provision of operations and management services (including decommissioning services) with respect to power plants and the sale of the electric power produced by Entergy System Companies’ operating plants to wholesale customers, and (iii) the Entergy System’s proprietary methods and methodology, technical data, trade secrets, know-how, research and development information, product plans, customer lists, specific information relating to products, services and customers or prospective customers (including, but not limited to, customers or prospective customers of the Entergy System with whom you became or become acquainted during your relationship with the Entergy System), books and records of the Entergy System, corporate and strategic relationships, suppliers, markets, computer software, computer software development, inventions, processes, formulae, technology, designs, drawings, technical information, source codes, engineering information, hardware configuration information, and matters of a business nature such as information regarding marketing, costs, pricing, finances, financial models and projections, billings, employees, new or existing business or economic development plans, initiatives, and opportunities, or any other similar business information made available to you prior to or during your employment with Employer or otherwise in connection with your relationship with the Entergy System. Confidential Information shall also include non-public information concerning any director, officer, employee, shareholder, or partner of any Entergy System Company.

Notwithstanding the foregoing, you may disclose Confidential Information as follows: (A) to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of the acts or omissions of you or your agents in violation of this Agreement, (B) to the extent necessary when providing safety-related or other information to the Nuclear Regulatory Commission (“NRC”) on matters within the NRC’s regulatory jurisdiction, (C) when participating in “protected activities”, as defined in Section 211 of the Energy Reorganization Act of 1974 and in C.F.R, Part 50.7 or when engaging in activities protected by the National Labor Relations Act (both, “Protected Activities”), (D) when required to do so by a court of law, by any governmental agency or administrative or legislative body with jurisdiction to order you to divulge, disclose or make accessible such information, provided that, to the extent permitted by applicable law, you shall give immediate written notice to Entergy of such requirement and reasonably cooperate with any attempt by any Entergy System Company to obtain a protective order or similar treatment, and disclose no more information than is so required. Notwithstanding anything else in this Section or in this Agreement, you may make disclosure in order to exercise your rights as a whistleblower under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Securities and Exchange Commission Rule 21F-17(a) or any similar federal or state law, and in such cases, you shall have no obligation to seek prior approval of any Entergy System Company or to inform any Entergy System Company of such disclosure.

You shall deliver to Employer prior to your termination of employment with all Entergy System Company employers, or at any other time requested by any Entergy System Company, (I) all electronic devices provided to you by any Entergy System Company and (II) all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Confidential Information or the business of any Entergy System Company which you may then possess or have under your control. Upon your termination of employment with all Employers, you may not retain or use any such item described in the preceding sentence for any purpose, unless otherwise agreed in writing.

You agree that your obligation not to disclose materials of the type within the definition of Confidential Information, and your obligation to return, and, upon your termination of employment with all Employers, not to retain or use, materials and tangible property described in this Section shall also extend to such types of information, materials and tangible property of customers of and suppliers to the Entergy System and to other third parties, in each case who may have disclosed or entrusted the same to any Employer or to you during your employment with any Employer.

b.
Non-Competition. (i) Without prior written approval of your Employer, you agree that, during the period of your employment or service with any Employer and for a period of 12 months following the termination of such employment or service for any reason (the “Restricted Period”), you shall not engage, directly or indirectly, in “Competitive Activities” (as defined below) anywhere in the “Restricted Territory” (as defined below). “Competitive Activities” means that you are or become engaged in any manner, directly or indirectly, either alone or with any person, firm or corporation in any business, enterprise (including research and development), operation, or activity in any respect competitive with any aspect of the “Business” (as defined below), including as an equity holder, partner, trustee, promoter, technician, engineer, analyst, agent, representative, broker, supplier, advisor, manager or officer, director, consultant or employee of any such entity, or by associating with, aiding or abetting or providing information or financial assistance to, or by having any other financial interest in, any such entity. “Business” shall mean the business of the Entergy System Companies, including the generation, transmission, brokering, marketing, distribution, sale (whether retail or wholesale) and delivery of energy or generation capacity, the ownership, development, management or operation of power plants and power generation facilities (including, without limitation, nuclear power plants), the provision of operations and management services (including decommissioning services) with respect to power plants, and any business that researches, develops, manufactures, offers, sells, distributes, makes commercially available, or provides any product or service that competes with any products, services or offerings of any Entergy System Company or any product, service or offering that any Entergy System Company was actively developing during your relationship with any Entergy System Company. You acknowledge that, as a result of your high level position in the Employer’s management, you will acquire broad and substantial knowledge of the Entergy System Companies’ business in each of the foregoing areas, and you therefore agree that this restriction is reasonable in scope and necessary to protect the Entergy System Companies’ Confidential Information and legitimate, economic interests. Notwithstanding the foregoing, you may passively own 1% or less of the outstanding stock or other equity interests of any publicly traded entity without being in violation of this Section 3(b). “Restricted Territory” means each and every county, province, state, city, parish or other political subdivision or territory of the United States in which any Entergy System Company is engaging in Business, or otherwise distributes, licenses or sells its products or services, including Arkansas, Connecticut, District of Columbia, Louisiana,

Massachusetts, Michigan, Mississippi, Nebraska, New York, Texas, and Vermont and any other state in which any Entergy System Company engages in Business at any time during the Restricted Period and, with respect to the State of Louisiana, means the following Parishes: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, De Soto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, Lafayette, Lafourche, La Salle, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Point Coupee, Rapides, Red River, Richland, Sabine, Saint Bernard, St. Charles, St. Helena, Saint James, Saint John the Baptist, Saint Landry, Saint Martin, Saint Mary, Saint Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana and Winn.

(ii) Notwithstanding anything to the contrary herein or in that certain Restricted Stock Unit Agreement between you and Entergy Corporation contemplated by Section 2(c) hereof (the “RSU Agreement”), the terms of Section 3(b)(i) hereof and Section 15(b) of the RSU Agreement shall not apply if, prior to the first Vesting Date set forth in the RSU Agreement, you resign your Entergy System employment in accordance with the terms and conditions of this Section 3(b)(ii), and such resignation constitutes a “separation from service” for purposes of Section 409A of the Code; provided that

(A)(I) there is a substantial reduction or materially adverse alteration in the nature or status of your duties or responsibilities from those in effect on the ESI Hire Date, other than an insubstantial and inadvertent act that is remedied by your Employer promptly after receipt of the notice required in this Section 3(b)(ii) and other than any such alteration primarily attributable to the fact that Entergy Corporation may no longer be a public company or (II) other than through your own actions, the Entergy System has materially impeded your ability to fulfill the duties and responsibilities of your position with the Entergy System and such action on the part of the Entergy System has continued for more than thirty (30) business days;

(B)at least thirty (30) days prior to the effective date of your resignation under this Section 3(b)(ii), and no later than ninety (90) days after the event or circumstance you allege gives rise to your right to resign under this Section 3(b)(ii), you provide notice in writing to the Chief Executive Officer of Entergy Corporation setting forth with specificity the facts and circumstances that you allege give rise to your right to resign under this Section 3(b)(ii) (including, if you intend to resign pursuant to Section 3(b)(ii)(A)(II), the resources and support that the Entergy System has failed to provide), and such facts and circumstances and/or failure continues at least thirty (30) days after receipt of such written notice;

(C)you have not been provided written notice or warning of your termination for Cause prior to the receipt of the written notice contemplated by clause (B) above;

(D)there has been no communication with you, by you or on your behalf concerning your potential employment with, or performance of services for, any entity that conducts a substantially similar business, in whole or in part, as the Business, as defined in Section 3(b)(i), within 180 days prior to the date on which you provide notice in accordance with this Section 3(b)(ii);

(E)your resignation is effective no later than thirty (30) days after the end of the cure period set forth in clause (B) above; and

(F)within twenty one (21) days after the date of your resignation in accordance with this Section 3(b)(ii) you execute a release of claims against Entergy Corporation, each System Company and each of its and their affiliates, subsidiaries, successors, officers, directors, employees, agents and representatives in a form reasonably satisfactory to Entergy Corporation, and such release becomes effective and irrevocable (a “Release”).

You acknowledge and agree that the right to resign pursuant to this Section 3(b)(ii) without the application of the non-compete provisions of Section 3(b)(i) hereof and Section 15(b) of the RSU Agreement constitutes adequate consideration for the Release, and that the provisions of this Section 3(b)(ii) in its entirety shall be void ab initio if (x) the Release is not enforced in its entirety or (y) you breach the terms of the Release. For the avoidance of doubt, you further acknowledge and agree that you shall not be entitled to any additional compensation or benefits, or vesting or acceleration of payment or vesting thereof, by reason of this Section 3(b)(ii), the purpose of which is solely to delineate the circumstances in which you may resign your System Company employment without the application of the non-compete provisions of Section 3(b)(i) hereof and Section 15(b) of the RSU Agreement.

c.
Non-Solicitation. You agree that, during the period of your employment or service with any Entergy System Company and for a period of 12 months following the termination of such employment or service for any reason, except in the good faith performance of your duties to Entergy System Companies, you shall not: (i) directly or indirectly advise, solicit, induce, hire, encourage or assist in the hiring process, or advise, cause, encourage or assist others to solicit, induce or hire, any employee of any Entergy System Company in the Restricted Territory or any individual who was an employee of any Entergy System Company in the Restricted Territory at any time during the six-month period immediately prior to such action; (ii) induce, encourage, persuade or cause others to induce, encourage, or persuade any employee or consultant of any Entergy System Company to cease providing services to any Entergy System Company within the Restricted Territory or in any way to modify such employee’s or consultant’s relationship with any Entergy System Company; or (iii) within the Restricted Territory, directly or indirectly solicit or accept the trade, business or patronage of any clients, customers or vendors or prospective clients, customers or vendors of any Entergy System Company in furtherance of any Competitive Activity or encourage, advise, or assist such clients, customers or vendors or prospective clients, customers or vendors to in any way modify their relationship with any Entergy System Company. The foregoing nonsolicitation (but not other limitations in this Section) shall not be violated by general advertising not targeted at the foregoing persons or entities or the use of a search firm with which you have had no involvement with respect to placement of the position.

d.
Non-Disparagement. You agree that, to the fullest extent permitted by applicable law, you will not at any time (whether during or after your employment or service with any Employer), other than in the proper performance of your duties, publish or communicate to any person or entity any “Disparaging” (as defined below) remarks, comments or statements concerning any Entergy System Company or any of their respective directors, officers, employees, successors and assigns (each a “System Company Party”), except to the extent necessary when providing safety-related or other information to the NRC on matters within the NRC’s regulatory jurisdiction or when participating in Protected Activities, as described in Section 3(a) above. Employer will instruct the directors and senior executive officers of the parent of the Entergy System Companies at the time of your termination of employment to not publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements about you, provided that the foregoing shall not limit statements in the good faith performance of their duties or as legally required. “Disparaging” remarks, comments or statements are those that are intended to, or could be construed in a manner so as to, impugn, discredit, injure or impair the business, reputation, character, honesty, integrity, judgment, morality or business acumen or abilities in connection with any aspect of the operation of the business of the individual or entity being disparaged.

e.
Restrictive Covenants Contained in Other Agreements. Notwithstanding any provision contained herein to the contrary, to the extent that you are or become subject to an equity incentive grant agreement or any other agreement which contains restrictive covenants which are stricter than the restrictive covenants contained herein, the restrictive covenants set forth in such other agreement shall not be limited by the restrictive covenants herein,

f.
Enforcement. You hereby agree that the covenants set forth in Sections 3(a), (b), (c) and (d) are reasonable with respect to their scope, duration, and geographical area. If the final judgment of a court of competent jurisdiction declares that any term or provision of Sections 3(a), (b), (c) or (d) is invalid or unenforceable, you and Employer hereby agree that the court making the determination of invalidity or unenforceability shall have the power to reform the unenforceable term or provision, including to delete, replace, or add specific words or phrases, but only to the narrowest extent necessary to render the provision valid and enforceable (provided that in no event shall the length of any restrictive covenant or its scope be extended or expanded), and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment on enforceability may be appealed. You hereby agree that, in the event of a breach by you of any of the provisions of Sections 3(a), (b), (c) or (d), monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach or threatened breach, Employer or an Entergy System Company may, in addition to and without prejudice to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages and without having to demonstrate that money damages would be inadequate. Such remedies shall not be deemed the exclusive remedies for a breach, but shall be in addition to all remedies available at law or in equity, including, but not limited to, attorneys’ fees and costs. You hereby agree and acknowledge that the restrictions contained in Sections 3(a), (b), (c) and (d) do not preclude you from earning a livelihood nor do they unreasonably impose limitations on your ability to earn a living. You acknowledge that you have carefully read this Agreement and have given careful consideration to the restraints imposed upon you by this Agreement, and you are in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of any Entergy System Company now existing or to be developed in the future.

g.
Third Party Beneficiaries. You and ESI agree that each Employer and other Entergy System Company is an intended third-party beneficiary of this Section 3, and further agree that each Employer and other Entergy System Company is entitled to enforce the provisions of this Section 3 in accordance with its terms. Notwithstanding anything to the contrary in this Agreement, the terms of the restrictive covenants set forth in this Section 3 shall survive the termination of this Agreement and shall remain in full force according to their respective terms.

h.
Effect of Breach of Restrictive Covenants on Employee’s Rights. In the event of your breach of any of the provisions of Sections 3(a), (b), (c) or (d) of this Agreement or of any other agreement between you and an Entergy System Company, all compensation and benefits otherwise payable to you under this Agreement (except those required to be paid by law) shall be cancelled and shall not vest or otherwise be payable to you.

4.	Proprietary Rights.

a.
Developments. You will make full and prompt disclosure to ESI of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, audio or visual works and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by you (alone or jointly with others) or under your direction during the period of your employment. You acknowledge that all work performed by you is on a “work for hire” basis, and you hereby assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to ESI and its successors and assigns, or to any other Entergy System Company designated by ESI, all your right, title and interest in all Developments that (i) relate to the business of the Entergy System Companies or any customer of or supplier to the Entergy System Companies or any of the products or services being researched, developed, manufactured or sold by the Entergy System Companies or which may be used with such products or services; or (ii) result from tasks assigned to you by the Entergy System Companies; or (iii) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Entergy System Companies (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, you have set forth on Exhibit A attached hereto a complete list of Developments that you have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of your employment with the Entergy System Companies that you consider to be your property or the property of third parties and that you wish to have excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any such Prior Invention would cause you to violate any prior confidentiality agreement, you understand that you are not to list such Prior Inventions in Exhibit A but are only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. You have also listed on Exhibit A all patents and patent applications in which you are named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”). If no such disclosure is attached, you represent that there are no Prior Inventions or Other Patent Rights. If, in the course of your employment with the Company, you incorporate a Prior Invention into an Entergy System Company product, process or machine or other work done for the Company, you hereby grant to the Entergy System Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, you will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Entergy System Company’s prior written consent.

This Agreement does not obligate you to assign to the Entergy System Companies any Development which, in the sole judgment of ESI, reasonably exercised, is developed entirely on your own time and does not relate to the business efforts or research and development efforts in which, during the period of your employment, any Entergy System Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Entergy System Companies. However, you will also promptly disclose to the Entergy System Companies any such Developments for the purpose of determining whether they qualify for such exclusion. You understand that, to the extent this Agreement is required to be construed in accordance with the laws of any state that precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 4a. will be interpreted not to apply to any invention which a court rules and/or ESI agrees falls within such classes. You also hereby waive all claims to any moral rights or other special rights which you may have or accrue in any Company-Related Developments.

b.
Documents and Other Materials. You will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by you during your employment, which records will be available to and remain the sole property of the Entergy System Companies at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, diagrams, schematics or other written, photographic or other tangible material containing Proprietary Information, whether created by you or others, which come into your custody or possession, are the exclusive property of the Entergy System Companies to be used by you only in the performance of your duties for the Entergy System Companies. Any property situated on an Entergy System Company’s premises and owned by the Entergy System Company, including, without limitation, computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Entergy System Companies at any time with or without notice. In the event of the termination of your employment for any reason, you will deliver to the Entergy System Companies all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Entergy System Companies and to your work, and will not take or keep in your possession any of the foregoing or any copies.

c.
Enforcement of Intellectual Property Rights. You will cooperate fully with the Entergy System Companies, both during and after your employment with the Entergy System Companies, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. You will sign, both during and after the term of this Agreement, all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Entergy System Companies may deem necessary or desirable in order to protect their rights and interests in any Company-Related Development. If the Entergy System Company is unable, after reasonable effort, to secure your signature on any such papers, you hereby irrevocably designate and appoint each officer of Entergy Corporation and ESI as your agent and attorney-in-fact to execute any such papers on your behalf, and to take any and all actions as the Entergy System Companies may deem necessary or desirable in order to protect their rights and interests in any Company-Related Development.

5.
Representations and Warranties. You and ESI represent and warrant that neither is under a restriction or obligation inconsistent with the execution of this Agreement or the performance of either party’s obligations hereunder and neither knows of any reason why the performance due under this Agreement should be hindered in any way.

6.
Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, if to you, to your last known address as shown in the personnel records of Employer, and if to Employer, to the following address shown below or thereafter to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

If to an Entergy System Company:

Executive Vice-President & General Counsel
Entergy Corporation
639 Loyola Avenue, 26th Floor
New Orleans, LA 70113

7.	Additional Terms.

a.
Other Officer or Director Positions. Generally, you may serve on boards of other companies consistent with our Entergy System Company policies, including, but not limited to, the Conflicts of Interest Policy, as those policies may be amended from time to time. By signing this document, you declare that, as of your ESI Hire Date, you will not hold the position of officer or director at any other public utility; any bank, trust company, banking association, or firm that is authorized by law to underwrite or participate in the marketing of securities of a public utility; or any company supplying electrical equipment to any Entergy System Company unless such interlocking positions (as defined by the Federal Energy Regulatory Commission) have been pre-approved by the Federal Energy Regulatory Commission, and the pre-approval documentation has been submitted to the ESI Vice President of Ethics and Compliance. You further agree to comply with all notice and pre-permission requirements of applicable Entergy System policies, as may be amended from time to time, with respect to such other positions.

b.
At-Will Employment. Your employment with your Employer shall be at-will. This means that both you and your Employer shall have the right to terminate your employment at any time for any reason, with or without notice or cause. Your at-will status may only be modified by a signed agreement between you and an authorized representative of your Employer. Nothing in this Agreement shall be construed as a contract or guarantee of continued employment with an Entergy System Company for any length of time.

c.
Code Section 409A. Notwithstanding any provision to the contrary, to the maximum extent permitted, all provisions of this Agreement shall be construed, interpreted and administered to be in compliance with, or exempt from, Section 409A of the internal Revenue Code of 1986, as amended (“Code Section 409A”). If necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Code Section 409A or the regulations thereunder. A right of any Entergy System Company, if any, to offset or otherwise reduce any sums that may be due or become payable by an Entergy System Company to you by any overpayment or indebtedness shall be subject to limitations imposed by Code Section 409A. Notwithstanding anything herein to the contrary: (i) if at the time of your termination of employment you are a “specified employee” as defined in Code Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Code Section 409A, then an Entergy System Company will defer the commencement of the payment of any such payments or benefits hereunder until the date that is six (6) months and one (1) day following your termination of employment (or the earliest date as is permitted under Code Section 409A); (ii) to the extent required in order to avoid accelerated or additional tax under Code Section 409A, you shall not be considered to have terminated employment for purposes of this Agreement and no payment shall be due to you under this Agreement until you would be considered to have incurred a “separation from service” from your Employer within the meaning of Code Section 409A; and (iii) each amount to be paid or benefit to be provided to you pursuant to this Agreement that constitutes deferred compensation subject to Code Section 409A shall be construed as a separate identified payment for purposes of Code Section 409A. Neither any Entergy System Company nor any of their respective employees or representatives shall have any liability to you with respect to taxes or penalties imposed in regard to Code Section 409A; you acknowledge that you shall be solely responsible for any taxes or penalties imposed in regard to Code Section 409A.

With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (B) the amount of expenses eligible for reimbursement, or of in-kind benefits, provided during any taxable year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (B) shall not be violated without regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (C) such payment shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

d.
Modifications and Waivers. This Agreement contains the entire understanding between ESI and you relating to your employment, unless otherwise specifically provided. No provision of this Agreement may be modified, amended or waived except in a writing signed by both parties. The waiver by either party of a breach of any provision of this Agreement shall not operate to waive any subsequent breach of the Agreement.

e.	Applicable Law. The Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws.

f.
Severability. Should any part of this Agreement be found to be invalid or in violation of law, such part shall be of no force and effect, and the rest of this Agreement shall survive as valid and enforceable to the fullest extent permitted by law.

g.
Acknowledgement. By signing the Agreement in the space provided below, you are acknowledging that you have read and understand all of the terms of this Agreement and are entering into this Agreement voluntarily.

h.	Binding Agreement. Upon the ESI Hire Date, this Agreement is binding upon you, ESI, and the successors, agents, heirs or assigns of you and ESI.

i.
Nonassignability. Although this Agreement may be assigned by your Employer, neither this Agreement nor the right to receive benefits hereunder may be assigned, encumbered or alienated by you in any manner. Any attempt by you or on your behalf to so assign, encumber or alienate shall constitute a material violation of this Agreement and will be immediate grounds for terminating your employment for cause. Any assignee shall assume the obligations hereunder in writing or by force of law.

j.	Headings. Section headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

8.
Timing of Offer and Acceptance. The offer of employment contemplated by this Agreement will remain outstanding until 8:00 a.m. Central Time on January 29, 2016. You will be deemed to have rejected the offer if I do not receive your signed acceptance by the indicated time and date.

To expedite the hiring process, please sign this letter and return a copy via scan/email to Don Vinci, Sr. V.P., HR and Chief Diversity Officer.
Note: The parties agree that this Agreement, agreements ancillary to this Agreement, and related documents to be entered into in connection with this Agreement will be considered signed when the signature of a party is delivered by facsimile transmission or email transmission of a pdf copy of the executed agreement. Such facsimile copy or pdf copy of the signed agreement shall be treated in all respects as having the same effect as an original signed agreement. The parties also agree that they may sign a document using an electronic signature. If so, each party shall adopt as its signature an electronic identification consisting of a symbol or code which must be affixed to or contained in each document transmitted by such party (“Signature”). Each party agrees that any Signature of such party affixed to or contained in any transmitted document will be sufficient to verify that such party executed such document. The parties agree that any document that is signed using a Signature shall be deemed to be “in writing”; to be an original signed document of such party; and to have been “signed” by such party for all purposes.

Sincerely,

/s/ Donald W. Vinci
Don Vinci
Sr. V.P., HR and Chief Diversity Officer

cc:	Leo Denault
Marcus Brown

Accepted:	A. Christopher Bakken on this 28th day of January, 2016
A. Christopher Bakken III